                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Panacos Pharmecuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                  (917920 10 0)

                                 August 30, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                        1

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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Great Point Partners, LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  Number of    6.    SHARED VOTING POWER
   Shares
Beneficially         3,972,547
  Owned by     -----------------------------------------------------------------
    Each       7.    SOLE DISPOSITIVE POWER
  Reporting
   Person            0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     3,972,547
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,972,547

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.42%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------


                                        2

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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Biomedical Value Fund, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, U.S.A.

--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,819,797
               -----------------------------------------------------------------
  Number of    6.    SHARED VOTING POWER
   Shares
Beneficially         0
  Owned by     -----------------------------------------------------------------
    Each       7.    SOLE DISPOSITIVE POWER
  Reporting
   Person            1,819,797
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,819,797

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.45%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------


                                        3

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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Biomedical Offshore Value Fund, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,152,750
               -----------------------------------------------------------------
  Number Of    6.    SHARED VOTING POWER
   Shares
Beneficially         0
  Owned by     -----------------------------------------------------------------
    Each       7.    SOLE DISPOSITIVE POWER
  Reporting
   Person            2,152,750
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,152,750

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.28%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Dr. Jeffrey R. Jay, M.D.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, U.S.A.

--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     90,625
               -----------------------------------------------------------------
 Number Of     6.    SHARED VOTING POWER
   Shares
Beneficially         3,972,547
  Owned by     -----------------------------------------------------------------
    Each       7.    SOLE DISPOSITIVE POWER
 Reporting
   Person            90,625
               -----------------------------------------------------------------
               8.    SHARE DISPOSITIVE POWER

                     3,972,547
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,063,172

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.63%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------


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ITEM 1(A) NAME OF ISSUER:

     Panacos Pharmaceuticals, Inc.

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     134 Coolidge Avenue
     Watertown, MA 02472
     U.S.A.

ITEM 2(A) NAME OF PERSON FILING:

     Great Point Partners, LLC
     Biomedical Value Fund, L.P.
     Biomedical Offshore Value Fund, Ltd.
     Dr. Jeffrey M. Jay, M.D.

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     2 Pickwick Plaza
     Suite 450
     Greenwich, CT 06830

ITEM 2(C) CITIZENSHIP:

     Great Point Partners, LLC is a Delaware limited liability company. Biomedical Value Fund, L.P. is a Delaware limited partnership. Biomedical Offshore Value Fund, Ltd. is an exempted company incorporated under the provisions of the Companies Law of the Cayman Islands. Dr. Jeffrey M. Jay, M.D. is a citizen of the United States.

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(E) CUSIP NUMBER:

     917920 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.

ITEM 4. OWNERSHIP (A) THROUGH (C)


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     This Schedule 13G is being filed to announce the reporting persons change from 13D to 13G filers. No ownership change is being reported in this filing.

     BMVF owns in the aggregate 1,819,797 shares of Common Stock, consisting of 432,499 shares of Common Stock and warrants to purchase 1,387,298 shares of Common Stock. Such shares, in the aggregate, represent 4.45% of the shares of Common Stock outstanding, computed in accordance with Rule 13d-3. BMVF disclaims beneficial ownership of any securities owned by BOVF or Dr. Jay.

     BOVF owns in the aggregate 2,152,750 shares of Common Stock, consisting of 895,000 shares of Common Stock and warrants to purchase 1,257,750 shares of Common Stock. Such shares, in the aggregate, represent 5.28% of Common Stock outstanding, computed in accordance with Rule 13d-3. BOVF disclaims beneficial ownership of any securities owned by BMVF or Dr. Jay.

     Great Point is the investment manager of each of BMVF and BOVF, and by virtue of such status has shared voting and investment power with respect to securities owned and held by BMVF and BOVF and may be deemed to be the beneficial owner of such securities. Great Point may be deemed to be the beneficial owner of 3,972,547 shares of Common Stock, consisting of 1,327,499 shares of Common Stock and warrants to purchase 2,645,048 shares of Common Stock. Such shares, in the aggregate, represent 9.42% of Common Stock outstanding, computed in accordance with Rule 13d-3. Great Point disclaims beneficial ownership of any securities owned by Dr. Jay.

     Dr. Jay beneficially owns 90,625 shares of Common Stock, consisting of 62,500 shares of Common Stock and warrants to purchase 28,125 shares of Common Stock. In addition, Dr. Jay, as senior managing member of Great Point, has shared voting and investment power with respect to securities owned and held by BMVF and BOVF and may be deemed to be the beneficial owner of such securities. Dr. Jay may be deemed to be the beneficial owner of 4,063,172 shares of Common Stock, consisting of an aggregate amount of 1,389,999 shares of Common Stock and warrants to purchase 2,673,173 shares of Common Stock. Such shares, in the aggregate, represent 9.63% of Common Stock outstanding, computed in accordance with Rule 13d-3.

     Notwithstanding the above, Great Point and Dr. Jay disclaim beneficial ownership of the shares of Common Stock held by BMVF and BOVF, except to the extent of any pecuniary interest, and this Schedule 13G shall not be deemed to be an admission that they are the beneficial owners of such securities.

     The information in items 1 and 5 through 11 on the cover pages to this
Schedule 13G is hereby incorporated by reference.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]:

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.


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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.


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SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: August 30, 2005

                                        GREAT POINT PARTNERS, LLC


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        BIOMEDICAL VALUE FUND L.P.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Great Point GP, LLC,
                                                      as general partner,

                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Great Point Partners, LLC,
                                                      as investment manager,

                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        DR. JEFFREY R. JAY, M.D.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------


                                        9

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                                                                       Exhibit A

                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: August 30, 2005

                                        GREAT POINT PARTNERS, LLC


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        BIOMEDICAL VALUE FUND L.P.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Great Point GP, LLC,
                                                      as general partner,

                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------
                                                   By Great Point Partners, LLC,
                                                      as investment manager,

                                                   By Dr. Jeffrey R. Jay, M.D.,
                                                      as senior managing member


                                        DR. JEFFREY R. JAY, M.D.


                                        Signature: /s/ Dr. Jeffrey R. Jay, M.D.
                                                   -----------------------------


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